Exhibit 10.11

Private and Confidential

December 28, 2018

By Email

Luisa Puche

318 NE 104th street

Miami Shores, FL 33138

luisa@puchegroup.com

Dear Luisa:

Further to our recent discussions in respect of your employment with Enochian BioSciences, Inc. (“Enochian” or the “Company”), we are delighted to offer you the full-time position of Chief Financial Officer (“CFO”) effective January 7, 2019. The highlights and terms of your employment are outlined below.

1.	Position and Responsibilities:

Your employment with Enochian will commence on January 7, 2019. Your responsibilities will include any and all duties assigned to you as CFO. You will report to the Chief Executive Officer (“CEO”) and the Audit Committee of the Company’s Board of Directors.

You agree that you shall at all times conscientiously perform all of the duties and obligations assigned to you to the best of your ability and experience and in compliance with law. You must use your best efforts to promote the interests of Enochian and to devote your full business time and energies to the business and affairs of Enochian and the performance of your job duties.

2.	Salary:

You will receive an annual base salary of $200,000.00 payable in bi-weekly (every two weeks) installments of $7,692.31 subject to applicable withholding and other lawful deductions.

3.	Bonus:

You will be eligible for a cash bonus beginning at the end of the fiscal year ending June 30, 2019, with an annual bonus target of 40% (“Target”) of your base salary ($80,000). Once the bonus plan is finalized there is a possibility to earn a determined maximum Target dependent upon corporate and personal performance goals determined by the Compensation Committee of the Board of Directors (“Compensation Committee”).

4.	Equity Incentives:

Subject to the approval of the Compensation Committee, you will be eligible for a hiring grant of 60,000 Stock Options and 15,000 shares of Restricted Stock (the “Grant”); such Grant to be made in accordance with the 2014 Equity Incentive Plan. Each equity award will vest in three equal annual installments of 33% per year, with the first 33% being fully vested on the first anniversary of your date of hire.

The specific mix and number of shares granted in future years as part of the annual equity grant program will be determined annually in line with the Company’s equity plan(s) and at the discretion of the Board of Directors.

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5.	Performance Review

You will be eligible for a performance and salary review in February 2020 (retroactive to the anniversary of your hire date, meaning retroactively applied from January 7, 2020).

6.	Benefits:

You will be eligible to receive all the usual benefits offered to employees at your level including participation in Company’s sponsored medical, dental, and insurance programs subject to the eligibility, terms, and conditions of such plans, if any. The Company reserves the right to modify the benefits it offers and terms of coverage from time to time at the Company’s sole discretion.

7.	Paid Time Off:

You shall earn four (4) weeks (20 business days) of paid time off (“PTO”) per calendar year. PTO shall be taken at times mutually agreeable to you and the Company and otherwise pursuant to applicable workplace policies. You shall further be entitled to paid holidays and authorized (paid and unpaid) leaves in accordance with the policies of the Company then in effect for its senior executives.

  Restrictive Covenant Agreement and Protection of Confidential Information:

It is the Company’s policy to have employees in your position sign the Company’s Employee Non-Disclosure, Non-Solicitation, and Non-Competition Agreement. This offer is contingent on you executing this Agreement, a copy of which is attached hereto as Exhibit A.

9.	At Will Employment:

Your employment with Enochian is “at will,” in that either you or Enochian has the right to terminate the employment relationship at any time, with or without cause and with or without notice. This status may only be altered by written agreement, which is specific as to all material terms and is signed by an authorized officer of Enochian. This offer letter does not, and is not, intended to create either an express and/or implied contract of employment with Enochian for a definitive term of employment.

  Termination:

a.                    Definitions. For purposes of this Section 10:

i.      “Cause” shall mean: (i) your failure to materially perform and discharge your duties and responsibilities under this Agreement after receiving written notice and allowing you thirty (30) days to cure such failure, if so curable, (provided, however, that after one such notice has been given to you during your employment, the Company is no longer required to provide time to cure subsequent failure); (ii) breach of Section 11 of this offer letter or of your restrictive covenants with the Company; (iii) misconduct which, in the opinion and sole discretion of the Company, is injurious to the Company; (iv) conviction or pleading nolo contendere to a felony or misdemeanor involving the personal dishonesty or moral turpitude; (v) engagement in illegal drug use or alcohol abuse, which prevents you from performing your duties in any manner; (vi) any misappropriation, embezzlement, or conversion of the Company’s or any of its parent’s, subsidiary’s or affiliate’s property; (vii) willful misconduct or breach of fiduciary duty by you in respect of your duties or obligations; (viii) your failure to materially perform and discharge the duties and responsibilities with respect to goals or objectives periodically provided to you by the Company after receiving written notice and allowing you thirty (30) days to cure such failure, if so curable, (provided, however, that after one such notice has been given to you during your employment, the Company is no longer required to provide time to cure subsequent failure); (ix) your inability to perform the essential functions of your, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability, or condition, or your; or (x) your death.

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ii.      “Change in Control” shall mean (a) the consummation of a merger or consolidation of the Company with or into another entity, (b) the dissolution, liquidation or winding up of the Company, (c) the closing of the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets in one transaction or a series of related transactions or (d) the closing of the transfer of the Company’s outstanding securities, in one transaction or a series of related transactions, to a person or group of affiliated persons if, after such closing, such person or group of affiliated persons would hold a majority of the voting power of the capital stock of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

iii.      “Good Reason” shall mean (i) a material diminution in your authority, duties, or responsibilities; (ii) a material diminution in your annual base salary as in effect immediately prior to such diminution, other than in connection with a general diminution in Enochian’s compensation levels and in amounts commensurate with the percentage diminution of other Enochian employees of comparable seniority and responsibility; or (iii) if applicable, a material breach by Enochian of an agreement with you pursuant to which you provide services to Enochian. No violation described in clauses (i) through (iii) above shall constitute Good Reason unless you have given written notice to Enochian specifying the applicable clause and related facts giving rise to such violation within sixty (60) days after the occurrence of such violation and Enochian has not remedied such violation to your reasonable satisfaction within thirty (30) day of its receipt of such notice.

b.                   Termination by the Company without Cause or Termination by Employee for Good Reason. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, you will be entitled to six (6) months’ salary as severance and COBRA eligibility (“Severance”) provided you execute a mutually agreeable release waiving any and all claims against the Company other than the obligations set forth in such release or in a final severance agreement and any applicable revocation period with respect to such release has expired (a “Release”). In the event of termination under this Subsection 10(b), you will not be entitled to severance, pro-rated bonuses or other post-termination payment except the severance as provided in this Subsection 10(b).

c.                    Termination for Cause or Termination without Good Reason. In the event you are terminated: (i) for cause at any time; or (ii) you voluntarily leave your employment without Good Reason at any time, no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company except solely base salary and such payments as may have been accrued but not yet paid prior to such termination.

d.                   Termination Upon Change in Control. In the event that at any time during your employment after July 7, 2019 the Company terminates your employment without Cause or you terminate your employment for Good Reason during the twelve (12) months following a Change in Control, upon the execution of a Release you will be entitled to (i) Severance (ii) a pro-rated cash payment based on the Target for the year in which such termination occurs and (iii) the immediate vesting of the Grant.

  Prior Agreements:

This offer of employment is contingent upon your acknowledgement and representation to the Company that (a) there are no restrictions, agreements, or understandings whatsoever to which you are a party which would prevent or make unlawful your execution of this offer letter or employment with the Company, (b) that your execution of this offer letter and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which you are a party or by which you are bound; and (c) that you are free and able to execute this offer letter and be employed by the Company. A written or oral notice or complaint that these representations are not true and/or that you are violating a restrictive covenant or an agreement not to disclose confidential information from a prior employer shall subject you, at the Company’s sole discretion, to immediate termination for cause.

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12.	General Contingencies:

This offer is contingent upon verification of eligibility to work in the United States. In order to comply with the Immigration Reform and Control Act of 1986, you will need to provide proof of U.S. citizenship or the right to work in the United States on your first day of employment.

This offer is also contingent upon satisfactory results of background investigation, reference checks, and pre-employment alcohol and drug tests.

13.	Governing Law:

If any provision of this offer letter should be wholly or partially invalid, unenforceable or unlawful, then this employment offer shall be severable with respect to the provision in question (to the extent that it is invalid, unenforceable, or unlawful), and the remaining provisions of this offer of employment shall continue in full force and effect. This offer of employment shall be interpreted in accordance with the laws of the State of Florida. This offer of employment constitutes the entire understanding between the parties and shall supersede any and all other understandings, oral or written. No addition to, or modification of, this employment letter shall be of any force or effect unless in writing and signed by or on behalf of both parties. By executing and delivering this offer letter, you irrevocably submit to and accept the exclusive jurisdiction of the courts in the State of Florida and waive any objection (including any objection to venue or any objection based upon the grounds of forum non conveniens) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts.

14.	Employment Manual:

During your employment with Enochian, you will be required to abide by Enochian’s code of conduct, policies, and procedures as set forth in Enochian’s employee manual or as otherwise communicated to you in writing.

15.	SEC Compliance:

For purposes of Securities and Exchange Commission (“SEC”) reporting, you will be deemed an “executive officer” and are subject to the rules and requirements of Section 16 of the Securities Exchange Act of 1934. You understand and agree that you will keep the terms and conditions of your employment confidential until such time as your employment is publicly disclosed as required by applicable SEC rules and regulations.

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16.	Acceptance:

To accept this offer, please sign and date this page, keep a copy for your records, and return a copy to me. Please also sign and date the attached agreement and return the signed agreement to my attention.

We are excited about this opportunity to work with you to build the Enochian brand and business. We are extremely confident that your employment with us will prove mutually beneficial and we look forward to having you join our winning team!

Please let me know if you have any questions.

Very truly yours,

 /s/ James Sapirstein____________

James Sapirstein,

Chairman of the Compensation Committee of Enochian BioSciences, Inc.

I accept your offer of employment as set forth in this employment offer letter. I understand that my employment is “at will” and that either you or I can terminate my employment at any time, for any reason. No oral commitments have been made concerning my employment.

/s/ Luisa Puche       Date: 12/28/2018

Luisa Puche

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